EXHIBIT 5.1

Law Offices of

KI MBERLY L. GRAUS, P.A.

4949 State Road 64 East, #141

Bradenton, Florida 34208

(941) 809-5779 phone

(866) 640-6858 facsimile

May 16, 2007

Dynamic Response Group, Inc.

4770 Biscayne Blvd

Suite 1400,

Miami, Florida 33137

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Dynamic Response Group, Inc. (the “Company”), only as to the validity of the corporation as set forth herein and the common stock in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to the registration of 6,800,000 shares of its common stock, $.001 par value (the “Shares”), pursuant to the 2007 Employee Stock Option Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction of the resolutions of the directors of the Company with respect to the matters herein. I have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness of all signatures examined by me, the authenticity of all documents and records submitted to me as originals and the conformity to all original documents of all documents submitted to me as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, I am of the opinion that the Shares when issued pursuant to the Plan will be validly issued, fully paid and non-assessable.

In rendering the conclusion expressed below, I advise you that I am a member of the Bar of the State of Florida, and Virginia and express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein and the laws of the State of Florida.

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 2001, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Sincerely,

Kimberly L. Graus, PA

/s/ Kimberly L. Graus
Kimberly L. Graus, Esq.